Exhibit 99.1

For Immediate Release           Investor Contact: Wesley B. Wampler
May 15, 2003                                      Director of Investor Relations
                                                  Phone: 540-949-3447
                                                  wamplerwes@ntelos.com

                                Media Contact:    Mike Minnis
                                                  Public Relations Manager
                                                  Phone: 540-946-7290
                                                  minnism@ntelos.com


                    NTELOS Reports First Quarter 2003 Results


WAYNESBORO, VA - May 15, 2003 - NTELOS (OTCBB: NTLOQ) today reported consolidated operating revenues for the first quarter of 2003 of $73.5 million compared to $60.0 million reported for the first quarter of 2002, an increase of 22%. For first quarter 2003, consolidated operating income and net loss applicable to common shares were $2.8 million and $57.1 million, respectively.

Consolidated EBITDA (operating income before depreciation and amortization and accretion of asset retirement obligations) was $20.8 million for the first quarter of 2003, more than double the $8.0 million reported for first quarter 2002 as operating expenses, before depreciation and amortization and accretion of asset retirement obligations, increased only 1% from the previous year's first quarter. Operating income was $2.8 million for the first quarter, compared to an operating loss of $15.1 million for the same period in 2002.

Wireless PCS customer results were strong for first quarter, with net subscriber additions of 13,214, compared to 4,476 in first quarter 2002. NTELOS' EBITDA from wireless PCS operations set a new quarterly high at $10.4 million compared to $0.2 million and $7.1 million in first and fourth quarters 2002, respectively.

"With strong customer growth driving revenues and our ongoing implementation of cost control initiatives, NTELOS' cash generated from operations continues to improve each quarter," said James S. Quarforth, chief executive officer. Quarforth continued, "Operating income for this quarter improved by nearly $18 million compared to first quarter last year and, to date, we have had no need to borrow any additional funds available to us under our interim debtor-in-possession (DIP) financing facility."

On May 6, 2003, J. Allen Layman announced that, having fulfilled his commitment to facilitate the integration of R&B Telephone and NTELOS, he will step down from his position as president and chairman of the board of NTELOS effective June 1, 2003. Also, Warren Catlett, senior vice president of corporate development, announced that he will be leaving the company effective June 1, 2003, but will continue to serve on a consulting basis for the remainder of 2003.

Quarforth commented, "Allen, in his leadership role, provided valuable insight and direction to our wireline team, laying a strong foundation for our continued success in the marketplace. Warren's broad perspective and job experience made him invaluable in our strategic development and he was a great asset to our team. We thank them for their contributions and wish them both great success in their future endeavors."

Operating Revenues for the first quarter of 2003 were $73.5 million, compared to $60.0 million for first quarter 2002, an increase of 22%. Wireless operating revenues for first quarter 2003 were $46.8 million compared to $35.8 million in first quarter 2002 and to $41.8 million in fourth quarter 2002, reflecting strong customer growth in the past three quarters. Wireline operating revenues for first quarter 2003 were $25.1 million, an increase of 13% over the $22.3 million reported for first quarter 2002, reflecting minutes of use growth in the ILEC and customer growth in CLEC.

EBITDA for the first quarter of 2003 showed continued growth as the benefit of revenue increases were realized and operating expenses (before depreciation and amortization) remained essentially flat. Consolidated EBITDA for first quarter 2003 was $20.8 million, compared to $8.0 million for first quarter 2002. Wireless EBITDA for first quarter 2003 was $10.4 million compared to $0.2 million for first quarter 2002. Wireline EBITDA for first quarter 2003 was $13.8 million, a 51% increase over $9.2 million for first quarter 2002.

Restructuring Activities

o As previously reported, on March 4, 2003, the Company and certain of its subsidiaries (the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. The jointly administered bankruptcy case was commenced in order to consummate a financial restructuring of the Company.

o On March 24, 2003, the court entered a final order authorizing the Company to access up to $35 million under an interim DIP financing facility and, as of April 11, 2003, the Company had satisfied all other conditions for full access to the facility.

o As part of the reorganization process, the Debtors have attempted to notify all known or potential creditors of the Chapter 11 filings for the purpose of identifying all pre-petition claims against the Debtors. June 10, 2003 was set by the Court as the date by which creditors, other than governmental units, were required to file proof of claims against the Debtors.

o On April 10, 2003, the Company entered into a Plan Support Agreement with a majority of the lenders under its senior credit facility providing that the lenders will agree to support a plan of reorganization that is a "Conforming Plan," subject to certain terms and conditions. A Conforming Plan must include the following: (i) financing upon emergence from bankruptcy on agreed terms, (ii) cancellation of, or conversion into equity of the reorganized company upon emergence from bankruptcy of, substantially all of the Company's outstanding debt and equity securities, (iii) outstanding indebtedness on the effective date of the plan consisting of only certain hedge agreements, an agreed upon exit financing facility, new 9% convertible notes, existing government loans and certain capital leases,
     (iv) consummation of the sale of new notes on the effective date of the plan and (v) repayment of the DIP financing facility and the $36 million outstanding under the revolver.

o On April 10, 2003, the Company also entered into a Subscription Agreement with certain holders of senior notes for the sale of $75 million aggregate principal amount of new 9% convertible notes of the reorganized Company.

The Plan Support Agreement and Subscription Agreement are subject to, among other things, confirmation of a Conforming Plan. For more information regarding the Plan Support Agreement and Subscription Agreement, including conditions to the consummation of such agreements, please refer to the Company's Form 8-K dated April 10, 2003, which attaches copies of the agreements.

The Company believes it is making substantial progress with its creditors in developing a plan of reorganization and the Company anticipates filing a plan that will constitute a Conforming Plan prior to May 31, 2003. It is likely that, in connection with the final plan of reorganization, the liabilities of the Company will be found in the bankruptcy case to exceed the fair value of its assets. This would result in claims being paid at less than 100% of their face value and holders of preferred stock being entitled to little or no recovery and holders of common stock being entitled to no recovery. At this time, it is not possible to predict with certainty the outcome of the bankruptcy proceedings.

Business Segment Highlights

Wireless

o PCS: Wireless PCS net customer additions were 13,214 for first quarter 2003, resulting in a total of 279,681 subscribers at March 31, 2003. Gross additions of higher-value, under-contract, post pay-like (post pay and nAdvance) subscribers were 39,278, representing 95% of total gross additions.

     Post-pay and nAdvance net additions for the quarter totaled 14,399 and these subscribers represented 94% of the total wireless PCS customers base at quarter-end. Rate plan distribution remained essentially unchanged with 71% of post pay subscribers on nNetwork, 20% on nTown, 9% on nRegion and less than 1% on nNation plans. Monthly post-pay subscriber churn continued to show improvement, down 11 basis points from the previous quarter to 2.72%.

     Average monthly revenue per subscriber (ARPU, without outcollect roaming) for post-pay subscribers was $46 for first quarter 2003. ARPU for nAdvance customers was $48 for the quarter and overall ARPU was $45 for the first quarter, compared to $44 in the previous quarter.

     Wireless PCS sales generated through the Company's direct sales channels for first quarter 2003 were 71%, resulting in 29% of gross additions achieved through the indirect agent channel. Costs of acquisition per gross addition (CPGA) decreased to $228 for first quarter, reflecting continued reductions in indirect channel selling costs, lower handset subsidies and a calculation basis change. Beginning in the first quarter 2003, costs associated with handset replacements to existing customers were reclassified from equipment cost of sales to marketing expense and not included in the cost of acquisition calculation. This reclassification amounted to approximately $1.0 million, or $24 per gross addition in first quarter 2003.

Wireline

o Telephone (ILEC): Access lines at the end of the quarter were 51,817. ILEC operating revenues for the first quarter of 2003 were $12.7 million, compared to $10.5 million in first quarter 2002. EBITDA for the first quarter of 2003 was $8.7 million, compared to $6.3 million in first quarter 2002. ILEC access minutes of use for first quarter 2003 were 71.6 million, an 11% increase over first quarter 2002.

o Competitive Local Exchange (CLEC): Business access lines ended the quarter at 45,986, representing increases of 28% over first quarter 2002 and 5% over the previous quarter. Operating revenues for first quarter 2003 were $6.0 million, compared to $4.9 million in first quarter 2002 reflecting revenues from the customer growth. CLEC EBITDA for first quarter 2003 was $2.1 million, compared to $0.5 million in first quarter 2002 with a resulting EBITDA margin of 34% for the quarter.

o Network: Operating revenues for first quarter 2003 were $1.8 million, compared to $2.2 million in first quarter 2002. EBITDA for the first quarter of 2003 was $1.3 million, compared to $1.7 million in first quarter 2002. Carriers-carrier rate reductions continued to negatively impact this segment's revenues and EBITDA.

o Internet/DSL: Operating revenues for first quarter 2003 were $4.6 million, compared to $4.6 million in first quarter 2002. EBITDA for first quarter 2003 was $1.7 million, compared to $0.7 million in first quarter 2002. As part of the Company's previously announced cost control initiatives, operations were ceased in certain dial-up Internet markets and rates were increased in others, both of which have resulted in some loss of dial-up customers. While Internet segment revenues for the quarter were flat due to this loss, growth in DSL and the impact of the cost control initiatives allowed EBITDA for this segment to remain strong. Total DSL subscribers at quarter-end 2003 were 5,972, a 38% increase over first quarter 2002. Dial-up Internet ended the quarter with 60,327 customers.

Asset Sales

On March 24, 2003, the Company announced plans to sell its wireline cable operations in Alleghany County, Virginia for up to $8.7 million. Closing is subject to certain regulatory approvals and is expected to occur by August 2003. On May 5, 2003, the Company sold its Portsmouth, Virginia call center building for $6.9 million. This sale was a significant step in further consolidation of NTELOS' customer care operations into the Waynesboro and Daleville, Virginia locations. As defined in the April 17, 2003 court orders approving these transactions, the net proceeds from these sales have been or will be paid against existing balances of the senior credit facility or to DIP facility lenders in their order of priority.

EXHIBITS -- Financial Statements & Schedules (following pages)
o    Condensed Consolidated Statements of Operations
o    Condensed Consolidated Balance Sheets
o    Summary Operating Results
o    Summary Operating Results - Wireless PCS Digital
o Summary Operating Results - Reconciliation of Operating Income (Loss) to EBITDA (a non-GAAP measure)
o    Customer Summary Table
o    Wireless PCS Customer Detail
o    Wireless PCS Key Performance Indicators

NTELOS Inc. (OTCBB: NTLOQ) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Detailed information about NTELOS is available online at www.ntelos.com.


Explanatory Note
----------------

To supplement its financial statements presented on a GAAP basis, throughout this document the Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity. A reconciliation of EBITDA to operating income (loss) is provided.

Cautionary Statement Regarding Forward-Looking Information
----------------------------------------------------------

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's future expectations, financial and operating projections, plans, strategies and the trading market for its securities, including the Company's ability to finalize the terms of a plan of reorganization acceptable to the Company's senior noteholders and bank group. Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those relating to (i) the impact of the bankruptcy filing on the Company's business, (ii) the interest of market makers and others in maintaining an active market for the Company's securities, (iii) the Company's ability to operate under debtor-in-possession financing, (iv) the Company's ability to develop, prosecute, confirm and consummate a plan of reorganization, (v) the Company's ability to maintain vendor, lessor and customer relationships while in bankruptcy, (vi) the additional expenses associated with bankruptcy as well as the possibility of unanticipated expenses, and (vii) market conditions and competition in the communications industry generally and those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NTELOS Inc. (Debtor-in-Possession)
-----------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statements of Operations
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                Three Months Ended
                                                                                         Mar 31, 2003         Mar 31, 2002
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     (Unaudited)
                                                                                       --------------------------------------
Operating Revenues
      Wireless Communications                                                                  $ 46,782             $ 35,771
      Wireline Communications                                                                    25,130               22,318
      Other Communications Services                                                               1,539                1,932
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 73,451               60,021
-----------------------------------------------------------------------------------------------------------------------------
Operating Expenses
      Cost of Wireless Sales (exclusive of items shown separately below)                         10,780               12,223
      Maintenance and Support                                                                    15,689               16,891
      Depreciation and Amortization (1)                                                          17,911               23,095
      Accretion of Asset Retirement Obligations (2)                                                 152                    -
      Customer Operations                                                                        18,065               15,771
      Corporate Operations                                                                        5,665                5,854
      Operational and Capital Restructuring Charges (3)                                           2,427                1,267
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                 70,689               75,101
-----------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                                                                           2,762              (15,080)

Other Income (Expenses)
      Gain on Sale of Assets                                                                          -                1,955
      Interest Expense (4)                                                                      (15,285)             (19,004)
      Other Expenses                                                                                (86)                (133)
      Reorganization Items (5)                                                                  (29,358)                   -
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                (41,967)             (32,262)

Income Tax (Benefit)                                                                                326               (1,569)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                (42,293)             (30,693)

Minority Interests in Losses of Subsidiaries                                                         21                   29
-----------------------------------------------------------------------------------------------------------------------------
Loss before Cumulative Effect of an Accounting Change                                           (42,272)             (30,664)

Cumulative Effect of an Accounting Change (3)                                                     2,754                    -
-----------------------------------------------------------------------------------------------------------------------------
Net Loss                                                                                        (45,026)             (30,664)

Dividend Requirements on Preferred Stock (4)                                                      3,757                5,019
Reorganization Item - Accretion of Preferred Stock (4)                                            8,325                    -
-----------------------------------------------------------------------------------------------------------------------------
Loss Applicable to Common Shares                                                              $ (57,108)           $ (35,683)
=============================================================================================================================

Per Common Share - Basic & Diluted

      Loss Applicable to Common Shares before Cumulative effect of an accounting change          ($3.06)              ($2.07)
      Cumulative effect of an accounting change                                                   (0.15)                   -
-----------------------------------------------------------------------------------------------------------------------------
      Net Loss per Common Share - Basic & Diluted                                                ($3.21)              ($2.07)
-----------------------------------------------------------------------------------------------------------------------------
Average Shares Outstanding - Basic & Diluted                                                     17,780               17,220
-----------------------------------------------------------------------------------------------------------------------------

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1) Depreciation and amortization includes charges of approximately $2.9 million in first quarter 2003 related to accelerated depreciation of certain wireless digital PCS equipment replaced during the quarter or to be replaced in 2003 pursuant to the Company's previously announced amendment to the Horizon/Sprint network services agreement, which is conditional upon an upgrade to 3G-1XRTT technology to facilitate high-speed data applications. Approximately $15.0 million of such charges were incurred in 2002, with approximately $7.5 million incurred in first quarter 2002.

(2) Effective January 1, 2003 the Company changed its method of accounting for asset retirement obligations in accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations. Previously, the Company had been recognizing amounts related to asset retirement obligations as operating expense when the specific work was performed. Under the new accounting method, the Company now recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. As of January 1, 2003, the Company recorded the effect of the adoption of this standard in its statement of operations by reporting a $2.7 million charge for the cumulative effect of this accounting change. Additionally, $5.6 million of asset retirement obligations and retirement obligation assets with the net book value of $2.9 million were recorded. Depreciation of the related assets was $0.1 million and accretion related to the asset retirement obligation was $0.2 million in first quarter 2003.

(3) An operational restructuring charge was reported during the first quarter of 2002 for $1.3 million relating to severance costs and pension curtailment costs for employees affected by the reduction in force activity and lease termination obligations associated with the exit of certain facilities. Capital restructuring charges of $2.4 million in 2003 represent professional fees and expenses related to the Company's financial reorganization for the period January 1, 2003 to March 3, 2003.

(4) Pursuant to AICPA Statement of Position (SOP) 90-07 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code"), interest expense and preferred dividends should be reported only to the extent they will be paid during the Bankruptcy Case and that it is probable that they will be an allowed claim. Accordingly, from March 4, 2003 through March 31, 2003
     (period subsequent to Bankruptcy), $6.6 million of interest expense and $1.6 million in preferred dividends, which would have otherwise been recognized, were not recorded pursuant to SOP 90-07.

(5)  The Company has adopted the provisions of AICPA Statement of Position 90-07
     ("Financial Reporting by Entities in Reorganization Under the Bankruptcy
     Code") ("SOP 90-07") which apply to the periods after the March 4, 2003
     Chapter 11 filing through the application of fresh start accounting upon emergence from bankruptcy. Accordingly, at March 31, 2003, the Company has separated its pre-petition liabilities subject to compromise from those that are not (such as fully secured liabilities that are expected not to be compromised and post-petition liabilities). The Company's senior notes, subordinated notes and redeemable convertible preferred stock were adjusted to the estimated allowable claims for each of these instruments as of March
     31, 2003 in accordance with SOP 90-07. This adjustment resulted in reorganization items of $22.4 million consisting of unaccreted balances relating to the value originally allocated to the attached stock warrants and preferred stock origination fees. The portion of this relating to preferred stock was $8.3 million which was separately classified from the other reorganization items below net loss as "reorganization items - accretion of preferred stock". Also, deferred charges for loan origination fees associated with the Senior Credit Facility and Senior Notes of $14.0 million were written off through the recognition of a reorganization item.
     In addition, the Company recognized capital restructuring charges of $1.3 million for professional services related to the Company's financial reorganization for the period March 4, 2003 to March 31, 2003. Professional fees for the period January 1, 2003 through March 3, 2003 totaled $2.4 million and continued to be classified within "Operational and Capital
     Restructuring Charges" in the March 31, 2003 Statement of Operations.



NTELOS Inc. (Debtor-in-Possession)
---------------------------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheets
(In thousands)                                                                    (unaudited)
---------------------------------------------------------------------------------------------------------------------------
                                                                                 Mar 31, 2003               Dec 31, 2002
---------------------------------------------------------------------------------------------------------------------------


ASSETS
      Current Assets
          Cash & Cash Equivalents                                                       $ 24,839                  $ 12,216
          Accounts Receivable, net of allowance of $20,851 ($23,170 in 2002)              33,013                    33,748
          Inventories & Supplies                                                           2,039                     2,588
          Other Receivables & Deposits                                                     3,049                     3,058
          Prepaid Expenses & Other                                                         6,405                     3,557
      ---------------------------------------------------------------------------------------------------------------------
                                                                                          69,345                    55,167
      ---------------------------------------------------------------------------------------------------------------------

      Securities and Investments                                                           8,362                     8,696
      Property, Plant & Equipment, net                                                   430,156                   434,455
      Other Assets                                                                       216,993                   231,203
      ---------------------------------------------------------------------------------------------------------------------
          Total Assets                                                                 $ 724,856                 $ 729,521
      =====================================================================================================================


LIABILITIES AND SHAREHOLDERS' DEFICIT (1)(2)
     Current Liabilities
          Current Liabilities Not Subject to Compromise
          Long-Term Debt in Default & Scheduled Maturities                               $ 2,371                 $ 623,762
          Deferred Liabilities - Interest Rate Swap Agreements Relating to
            Debt in Default                                                                    -                    20,012
          Accrued Interest                                                                   459                    19,131
          Accounts Payable & Other Liabilities                                            25,559                    51,205
          Current Liabilities Subject to Compromise (3)                                  722,417                         -
      ---------------------------------------------------------------------------------------------------------------------
                                                                                         750,806                   714,110
      ---------------------------------------------------------------------------------------------------------------------

      Long-Term Liabilities
          Long-Term Liabilities Not Subject to Compromise                                 33,718                    71,401
          Long Term Liabilities Subject to Compromise                                     40,916                         -
      ---------------------------------------------------------------------------------------------------------------------
                                                                                          74,634                    71,401
      ---------------------------------------------------------------------------------------------------------------------

      Minority Interests                                                                     503                       523
      Redeemable Convertible Preferred Stock Not Subject to Compromise                         -                   286,164
      Redeemable Convertible Preferred Stock Subject to Compromise                       298,246                         -
      Shareholders' Deficit                                                             (399,333)                 (342,677)
      ---------------------------------------------------------------------------------------------------------------------
          Total Liabilities and Shareholders' Deficit                                  $ 724,856                 $ 729,521
      =====================================================================================================================

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1) As a result of the Company's Chapter 11 bankruptcy filing, a default for non-payment of certain interest payments and non-compliance with a debt to capitalization covenant under its Senior Credit Facility, the Company has classified borrowings under its Senior Credit Facility, Senior Notes and Subordinated Notes as current liabilities at December 31, 2002. The long-term portions of the remaining debt instruments continued to be classified as Long-Term Debt at December 31, 2002. Additionally, a covenant default caused a cross default with the Company's interest rate SWAP agreements, resulting in this long-term liability being reclassified as current. The total of these reclassifications accounted for $643.8 million of the current liabilities balance at December 31, 2002. At March 31, 2003, these items, as well as other unsecured pre-petition current and long-term liabilities were classified as liabilities subject to compromise in accordance with Statement of Financial Position 90-07.

(2)  See footnotes 1, 2, 4 and 5 on Consolidated Statement of Operations

(3) Includes senior secured term loan, senior note and subordinated note liabilities subject to compromise of $260.3 million, $276.7 million and $95.0 million, respectively. Also includes deferred liabilities on interest rate swap agreements of $19.3 million and accrued interest on long-term debt of $27.8 million.


NTELOS Inc. (Debtor-in-Possession)
-----------------------------------------------------------------------------------------------------------------------------------
Summary Operating Results
(In thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Unaudited                             Three Months Ended
                                  Mar 31, 2002     Jun 30, 2002            Sep 30, 2002         Dec 31, 2002       Mar 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues
      Wireless PCS Digital (1)     $ 35,771             $ 38,545             $ 40,790             $ 41,754             $ 46,782

      Wireline Operations
          Telephone (ILEC)           10,509               11,729               12,091               12,799               12,717
          CLEC                        4,943                5,650                5,513                6,752                6,050
          Network                     2,243                2,125                2,010                2,071                1,762
          Internet & DSL              4,622                4,658                4,576                4,625                4,601
                               ----------------------------------------------------------------------------------------------------
          Wireline Total             22,317               24,161               24,190               26,247               25,130

      Other Operations (2,3)          1,933                2,188                3,122                1,709                1,539

-----------------------------------------------------------------------------------------------------------------------------------
                                   $ 60,021             $ 64,894             $ 68,102             $ 69,710             $ 73,451
===================================================================================================================================

Operating Expenses
(before depreciation & amortization, accretion of asset retirement obligations and asset write-down and impairment charges, a non-GAAP Measure)
      Wireless PCS Digital (1)     $ 35,526             $ 34,879             $ 36,945             $ 34,671             $ 36,363

      Wireline Operations
          Telephone (ILEC)            4,246                3,621                3,438                3,215                3,972
          CLEC                        4,401                4,595                3,839                4,091                3,968
          Network                       572                  384                  365                  276                  488
          Internet & DSL              3,903                3,549                3,222                2,886                2,863
                               ----------------------------------------------------------------------------------------------------
          Wireline Total             13,122               12,149               10,864               10,468               11,291

      Other Operations (2,3)          3,358                3,583                2,289                3,628                4,972

-----------------------------------------------------------------------------------------------------------------------------------
                                   $ 52,006             $ 50,611             $ 50,098             $ 48,767             $ 52,626
===================================================================================================================================

EBITDA (4)(a non-GAAP Measure)
      Wireless PCS Digital (1)        $ 245              $ 3,666              $ 3,845              $ 7,083             $ 10,419

      Wireline Operations
          Telephone (ILEC)            6,263                8,108                8,653                9,584                8,745
          CLEC                          542                1,054                1,674                2,661                2,082
          Network                     1,671                1,742                1,645                1,795                1,274
          Internet & DSL                719                1,108                1,354                1,739                1,738
                               ----------------------------------------------------------------------------------------------------
          Wireline Total              9,195               12,012               13,326               15,779               13,839

      Other Operations (2,3)         (1,425)              (1,395)                 833               (1,919)              (3,433)

-----------------------------------------------------------------------------------------------------------------------------------
                                    $ 8,015             $ 14,283             $ 18,004             $ 20,943             $ 20,825
===================================================================================================================================

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1)  See Wireless PCS Digital details on schedule of Summary Operating Results -
     Wireless PCS Digital.

(2)  Other Operations includes Paging, Wireless Cable, Wireline Cable, Other
     Communications Services and unallocated corporate operations, which includes income from leasing excess building space.

(3)  Includes $2.4 million of capital restructuring charges for the period
     January 1, 2003 to March 3, 2003 relating to performed services and other costs associated with the March 4, 2003 bankruptcy filing.

(4) Represents operating income (loss) before depreciation and amortization, accretion of asset retirement obligations and asset impairment charges. The
     Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations.
     Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.




NTELOS Inc. (Debtor-in-Possession)
--------------------------------------------------------------------------------------------------------------------------------
Summary Operating Results - Wireless PCS Digital
(In thousands)
--------------------------------------------------------------------------------------------------------------------------------
Unaudited                                  Three Months Ended
                                       Mar 31, 2002     Jun 30, 2002        Sep 30, 2002       Dec 31, 2002     Mar 31, 2003
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues
      Gross Subscriber Revenues         $ 30,548             $ 32,089         $ 33,128           $ 33,881           $ 36,544
      Revenue Accruals & Deferrals          (701)                (657)            (435)              (956)              (885)
      Uncollectible                       (3,765)              (3,459)          (3,589)            (3,823)            (1,839)
      Eliminations & Other Adjustments       (81)                 (90)             (30)               (29)               (29)
-----------------------------------------------------------------------------------------------------------------------------
      Net Subscriber Revenues             26,001               27,883           29,074             29,073             33,791

      Wholesale/Roaming Revenues           7,202                7,981            8,806              9,896              9,292
      Equipment Revenues                   2,260                2,324            2,480              2,436              3,487
      Other Revenues                         308                  357              430                349                212

-----------------------------------------------------------------------------------------------------------------------------
                                        $ 35,771             $ 38,545         $ 40,790           $ 41,754           $ 46,782

Operating Expenses
(before depreciation & amortization, accretion of asset retirement obligations and asset write-down and impairment charges, a non-GAAP Measure)
      Cost of Sales - Equipment          $ 7,280              $ 7,292          $ 6,950            $ 6,765            $ 5,186
      Cost of Sales - Access & Other       4,851                4,882            5,726              4,920              5,565
      Customer Care                        1,801                1,864            1,972              2,034              1,936
      Engineering & Operations             6,917                7,056            6,884              6,635              6,743
      Selling & Marketing                  9,446                9,187           11,447             10,945             12,135
      General & Administrative             5,231                4,598            3,966              3,372              4,798

-----------------------------------------------------------------------------------------------------------------------------
                                        $ 35,526             $ 34,879         $ 36,945           $ 34,671           $ 36,363

-----------------------------------------------------------------------------------------------------------------------------
EBITDA (1) (a non-GAAP Measure)            $ 245              $ 3,666          $ 3,845            $ 7,083           $ 10,419
=============================================================================================================================

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1) Represents operating income (loss) before depreciation and amortization, accretion of asset retirement obligations and asset impairment charges. The
     Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations.
     Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.



NTELOS Inc. (Debtor-in-Possession)
----------------------------------------------------------------------------------------------------------------------------------
Summary Operating Results - Reconciliation of Operating Income (Loss) to EBITDA
(a non-GAAP measure) (1) (In thousands)
----------------------------------------------------------------------------------------------------------------------------------
                                            Wireless      Telephone                           Internet &
                                               PCS           ILEC        CLEC       Network        DSL        Other        Total
----------------------------------------------------------------------------------------------------------------------------------

For The Three Months Ended Mar. 31, 2002
          Operating Income (Loss)           $ (17,951)     $ 4,456      $ (168)       $ 971      $ (263)   $ (2,125)    $ (15,080)
          Depreciation and Amortization        18,196        1,807         710          700         982         700        23,095
          ------------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                            $ 245      $ 6,263       $ 542      $ 1,671       $ 719    $ (1,425)      $ 8,015
          ========================================================================================================================

For The Three Months Ended Jun. 30, 2002
          Operating Income (Loss)           $ (12,540)     $ 6,296       $ 247        $ 959       $ 621    $ (1,958)     $ (6,375)
          Depreciation and Amortization        16,206        1,812         807          783         487         563        20,658
          ------------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                          $ 3,666      $ 8,108     $ 1,054      $ 1,742     $ 1,108    $ (1,395)     $ 14,283
          ========================================================================================================================

For The Three Months Ended Sep. 30, 2002
          Operating Income (Loss)           $ (11,542)     $ 6,690       $ 204        $ 825       $ 151       $ 355      $ (3,317)
          Depreciation and Amortization        15,387        1,963       1,470          820       1,203         478        21,321
          ------------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                          $ 3,845      $ 8,653     $ 1,674      $ 1,645     $ 1,354       $ 833      $ 18,004
          ========================================================================================================================

For The Three Months Ended Dec. 31, 2002
          Operating Income (Loss)          $ (371,219)     $ 7,349     $ 1,714    $ (19,919       $ 941   $ (18,653)   $ (399,787)
          Depreciation and Amortization        11,352        2,235         947          814         798       1,704        17,850
          Asset Impairment Charges            366,950            -           -       20,900           -      15,030       402,880
          ------------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                          $ 7,083      $ 9,584     $ 2,661      $ 1,795     $ 1,739    $ (1,919)     $ 20,943
          ========================================================================================================================

For The Three Months Ended Mar. 31, 2003
          Operating Income (Loss)            $ (2,312)     $ 6,303     $ 1,232        $ 364       $ 971    $ (3,796)      $ 2,762
          Depreciation and Amortization        12,590        2,440         842          909         767         363        17,911
          Accretion of Asset Retirement
            Obligations                           141            2           8            1           -           -           152
          ------------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                         $ 10,419      $ 8,745     $ 2,082      $ 1,274     $ 1,738    $ (3,433)     $ 20,825
          ========================================================================================================================


(1) Represents operating income (loss) before depreciation and amortization, accretion of asset retirement obligations and asset impairment charges. The
     Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations.
     Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.



NTELOS Inc. (Debtor-in-Possession)
-----------------------------------------------------------------------------------------------------------------------------------
Customer Summary Table
-----------------------------------------------------------------------------------------------------------------------------------
                          Quarter Ended:     12/31/2001      3/31/2002      6/30/2002      9/30/2002      12/31/2002      3/31/2003
-----------------------------------------------------------------------------------------------------------------------------------
    Wireless PCS Digital Subscribers            223,805       228,281        237,978        251,021         266,467        279,681
    ILEC Access Lines                            52,036        51,936         51,943         51,835          52,014         51,817
    CLEC Access Lines                            33,598        35,876         38,946         41,641          43,815         45,986
    Internet Subscribers                         70,189        71,850         72,389         68,196          61,486         60,327
    Digital Subscriber Lines                      4,004         4,318          4,809          5,465           5,534          5,972
    Paging Subscribers                           14,708        13,684         12,818         11,855          10,890         10,052
    Long Distance Subscribers                    17,284        20,085         22,013         23,213          22,343         22,173
    Cable Subscribers                            15,332        15,098         14,469         12,883          12,384         12,030


NTELOS Inc. (Debtor-in-Possession)
---------------------------------------------------------------------------------------------------------------
Wireless PCS Customer Detail
------------------------------------------------   ------------------------------------------------------------
                 Quarter Ended:     3/31/2002       6/30/2002       9/30/2002      12/31/2002       3/31/2003
------------------------------------------------   ------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Total PCS Subscribers
---------------------------------------------------------------------------------------------------------------
      Beginning Subscribers             223,805        228,281         237,978         251,021         266,467
                        Pre-Pay          39,275         31,135          25,925          19,747          17,205
                       nAdvance          12,123         24,865          33,875          44,620          54,840
                       Post-Pay         172,407        172,281         178,178         186,654         194,422

      Gross Additions                    39,204         37,863          41,986          43,035          41,444
                        Pre-Pay           5,596          3,160           2,541           2,716           2,166
                       nAdvance          12,810         11,120          14,175          16,528          20,283
                       Post-Pay          20,798         23,583          25,270          23,791          18,995

      Net Additions                       4,476          9,697          13,043          15,446          13,214
                        Pre-Pay          (8,254)        (5,191)         (4,374)         (1,802)         (1,185)
                       nAdvance          12,594          8,989           8,959           9,517          11,350
                       Post-Pay             136          5,899           8,458           7,731           3,049

        Transfers       Pre-Pay             114            (19)         (1,804)           (740)           (329)
                       nAdvance             148             21           1,786             703             312
                       Post-Pay            (262)            (2)             18              37              17

      Ending Subscribers                228,281        237,978         251,021         266,467         279,681
                        Pre-Pay          31,135         25,925          19,747          17,205          15,691
                       nAdvance          24,865         33,875          44,620          54,840          66,502
                       Post-Pay         172,281        178,178         186,654         194,422         197,488




NTELOS Inc. (Debtor-in-Possession)
----------------------------------------------------------------------------------------------------------------------------
Wireless PCS Key Performance Indicators
----------------------------------------------------------------------------------------------------------------------------
                     Quarter Ended:             3/31/2002        6/30/2002       9/30/2002       12/31/2002       3/31/2003
----------------------------------------------------------------------------------------------------------------------------

Average Subscribers (weighted
monthly)                                          227,461         232,286          244,564         257,191          273,028

Average Monthly Revenue per
Subscriber (ARPU) (1)                             $ 44.77         $ 46.05          $ 45.15         $ 43.91          $ 44.62

Cost of Acquisition per
Gross Addition (2)                                  $ 300           $ 302            $ 316           $ 290            $ 228

Monthly Post Pay
Subscriber Churn                                    3.98%           3.38%            3.07%           2.83%            2.72%

Monthly Blended
Subscriber Churn                                    5.09%           4.04%            3.94%           3.58%            3.45%

Cell Sites (Period Ending)                            804             815              820             824              826

EBITDA (3) ($000)                                   $ 245         $ 3,666          $ 3,845         $ 7,083         $ 10,419

EBITDA (3) Before Cost of
Acquisition ($000)                               $ 12,001        $ 15,117         $ 17,131        $ 19,565         $ 19,851

Gross Wireless Property, Plant
& Equipment ($000) (4)                           $353,289        $352,551         $352,939        $295,465         $305,401

(1) Gross subscriber revenues include access, airtime, toll, incollect roaming and miscellaneous other subscriber revenue. ARPU is calculated by dividing gross subscriber revenues by the number of average subscribers. Revenue deferrals and accruals, uncollectible revenue and intercompany eliminations (other) are excluded to provide consistency for the ARPU calculation. A reconciliation to subscriber revenues shown on the Summary Operating Results schedule is provided.

(2) Cost of acquisition includes handset subsidy, marketing costs, advertising costs, sales commissions and sales management costs. Beginning in first quarter 2003, costs associated with handset replacements to existing customers were reclassified from equipment cost of sales to marketing expense and not included in the cost of acquisition calculation. This reclassification amounted to approximately $1.0 million, or $24 per gross addition, in first quarter 2003.

(3) Represents operating income (loss) before depreciation and amortization, accretion and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

(4) Gross wireless property, plant & equipment excludes PCS licenses. Certain wireless PCS property, plant and equipment was restated in fourth quarter 2002 to fair market value in accordance with SFAS 144, which resulted in a $16.7 million impairment charge to net book values and a $59.7 million reduction of gross wireless property, plant and equipment.